Exhibit 99.1

United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2004 RESULTS

     Dallas, Texas, July 29, 2004 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2004 results: Revenues increased to $14,752,000 from $11,529,000 in the prior year quarter, an increase of $3,223,000, or 28.0%. For the six months ended June 30, 2004, revenues increased to $26,827,000 from $21,085,000 for the same period 2003, an increase of $5,742,000, or 27.2%. The Company reported net income of $2,452,000 ($0.42 per share) in the second quarter compared to net income of $1,813,000 ($0.31 per share) in the second quarter 2003, an increase of 35.2%. Second quarter 2004 net income included $954,000 ($0.16 per share), net of income taxes ($1,192,000 gross), for a lease bonus payment received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property, while the second quarter 2003 net income included $691,000 ($0.12 per share), net of income taxes ($813,000 gross), for embezzlement-related recoveries. For the six months ended June 30, 2004, the Company reported net income of $3,282,000 ($0.56 per share), compared to net income of $1,541,000 ($0.27 per share) for the first half 2003, an increase of $1,741,000, or 113.0%.

     The Company’s gross profit was $4,605,000 for the second quarter 2004, compared to $3,459,000 for the 2003 quarter, an increase of 33.1%. For the first half 2004, gross profit was $8,020,000, compared to $5,208,000 for the comparable 2003 period, an increase of 54.0%. The revenue and gross profit increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant which came on line in late February 2004.

     “We are pleased to see the positive results from our capital investments and to have the additional lime production capacity to sell into a strong lime market,” said Timothy W. Byrne, President and Chief Executive Officer. “We achieved our increased second quarter 2004 revenues in spite of near record levels of rainfall in the second quarter that reduced construction demand for our products at our Texas plant,” Mr. Byrne added. “Also, due to our continuing strong cash flow in 2004, we have further reduced our outstanding debt by making a $3,000,000 principal prepayment on our Subordinated Notes today. Including the $3,000,000 prepayment we made in May, we have now reduced the outstanding principal balance on the Subordinated Notes from $14,000,000 to $8,000,000.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2004	2003	2004	2003
Revenues	$14,752	11,529	26,827	21,085

Gross profit	$4,605	3,459	8,020	5,208

Operating profit	$3,391	2,472	5,618	3,161
Interest expense	1,579	1,038	2,786	2,059
Other (income), net	(1,252)	(699)	(1,270)	(711)
Income tax expense	612	320	820	272

Net income	$2,452	1,813	3,282	1,541

Net income per share of common stock:
Basic	$0.42	0.31	0.56	0.27
Diluted	$0.42	0.31	0.56	0.27
Weighted average shares outstanding:
Basic	5,828	5,800	5,823	5,800
Diluted	5,903	5,801	5,897	5,800

	June 30,	December 31,
BALANCE SHEETS	2004	2003
Assets:
Current assets	$14,810	18,664
Property, plant and equipment, net	80,230	77,267
Deferred tax assets, net	1,131	1,899
Other assets	1,392	1,670

Total assets	$97,563	99,500

Liabilities and Stockholders’ Equity:
Current liabilities	$7,690	8,755
Debt, excluding current installments	43,303	47,886
Other liabilities	1,272	899
Stockholders’ equity	45,298	41,960

Total liabilities and stockholders’ equity	$97,563	99,500

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